Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan, as amended, of our reports dated December 18, 2025, with respect to the consolidated financial statements of Hewlett Packard Enterprise Company and the effectiveness of internal control over financial reporting of Hewlett Packard Enterprise Company included in its Annual Report (Form 10-K) for the year ended October 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
June 2, 2026

A member firm of Ernst & Young Global Limited